Tempur Sealy Provides Market Update
- Expects First Quarter Net Sales Growth of 15 Percent Compared to First Quarter 2021

LEXINGTON, KY, March 31, 2022 – Tempur Sealy International, Inc. (NYSE: TPX, “Tempur Sealy” or “Company”) today provided an update on expected first quarter sales growth. Based on current information, the Company estimates first quarter 2022 consolidated net sales growth of approximately 15 percent year-over-year.

Tempur Sealy Chairman and CEO Scott Thompson commented, “We expect that the first quarter of 2022 will be the 10th out of the last 11 quarters that we have delivered double-digit sales growth. However, while we expect double digit sales in the first quarter, recent geopolitical events, falling consumer confidence and new COVID variant outbreaks in our international markets have resulted in sales below our expectations following a strong Presidents’ Day sales period.”

Thompson continued, “We remain committed to making investments in marketing, product launches, and our operations this year to support the long-term growth trajectory of the business. However, in response to the current geopolitical uncertainty permeating the European market, we have elected to postpone the launch of the new international line of Tempur products that was planned for 2022 to the first quarter of 2023.”

The company will release its financial results for the first quarter ended March 31, 2022 before the NYSE opening of regular trading on Thursday, April 28, 2022. The Company will hold a conference call to discuss those results at 8:00 a.m. Eastern Time. We expect to update you on our performance against previously disclosed guidance for 2022 during our first quarter earnings call. The call will be webcast and can be accessed on the Company's investor relations website at investor.tempursealy.com. After the conference call, a webcast replay will remain available on the website for 30 days.

Forward-Looking Statements
This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding sales for the first quarter of 2022, the Company's expectations regarding supply chain disruptions, the macroeconomic environment and COVID-related disruptions, and the Company's expectations for increasing sales growth, product launches, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risk factors include uncertainties arising from global events, natural disasters or pandemics, labor shortages, turnover and cost increases related to significant employee absenteeism as well as the risk factors discussed under the heading "Risk Factors" in Part 1, ITEM 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2021. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About the Company
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our 650+ Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com